EXHIBIT 99.1
Investor Relations Contact:
Matt Roberts
Investor Relations/Business Analysis Director, Manhattan Associates
678.597.7317
mroberts@manh.com
Media Relations Contact:
Michelle Meek
Outlook Marketing
312.873.3424
michelle@outlookmarketingsrv.com
Manhattan Associates Completes Acquisition of Evant
Expands Supply Chain Product Footprint to Include
Demand Planning & Forecasting and Replenishment
ATLANTA — Sept. 1, 2005 - Leading supply chain solutions provider, Manhattan Associates, Inc. (NASDAQ: MANH), announced that is has completed the acquisition of Evant, Inc., a provider of supply chain planning and replenishment solutions.
As stated in a press release dated August 11 announcing the signing of the definitive agreement, the transaction is expected to be approximately $0.02 dilutive to 2005 adjusted earnings per share for Manhattan Associates and $0.03 accretive to 2006 adjusted earnings per share. Initially the company expected the transaction to close on September 30. With the transaction now closed, some of the transition costs expected to be recognized in the fourth quarter will now be recognized in Manhattan Associates’ third quarter. As a result, it is expected that the acquisition will have a $0.01 dilutive impact on the third quarter results and a $0.01 dilutive impact on the fourth quarter results. At this time, it is not possible to estimate the impact of the transaction under Generally Accepted Accounting Principles (GAAP) due to the need to complete an independent appraisal of the net assets being acquired and the related purchase accounting adjustments.

About Manhattan Associates, Inc.
Manhattan Associates is a leading supply chain solutions provider. The company’s demand intelligence, advanced planning, supply chain planning, supply chain execution and business process platform capabilities enable its more than 1200 customers worldwide to enhance profitability, performance and competitive advantage. For more information, please visit www.manh.com.
This press release may contain “forward-looking statements” relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.